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                                    Exhibit 1

To the Holders of
Trust Investment Enhanced Return Securities(Servicemark)
Corporate Bond-Backed Certificates,  APA 1997-8

         ZTF Class
         Amortizing Class

Pursuant to Section 4.2 of the Trust Agreement, First Trust of New York, National Association, as Trustee for the TIERS(Servicemark) Bond-Backed Certificates Trust, APA 1997-8, hereby gives notice with respect to the Distribution occurring on February 15, 1998 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a Dollar amount per $1,000 original face amount of securities, is as set forth below:

Class                    Principal         Interest         Total Distribution
ZTF Class                $0.00             $0.00            $0.00
Amortizing Class         $36.501111        $11.652115       $48.153226

2. The amount of aggregate accreted and unpaid interest accrued as of the Distribution Date on each ZTF Class is set forth below per each $1,000 face amount of Certificates is $0.00.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. The aggregate stated principal amount of Apache Corporation Fifty Year 7 3/8% Debentures due August 15, 2047 held for the above trust is $75,000,000 (the "Term Assets"). The Term Assets are currently rated Baa1 by Moody's Investors Service, Inc. and BBB+ by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of each class of Certificates at the close of business on the Distribution Date is set forth below:

Class                       Principal Balance
ZTF Class                   $75,000,000.00
Amortizing Class            $57,395,338.36

                  FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION